EXHIBIT 99.1

BRE FINANCIAL NEWS

Investor Contact: Edward F. Lange, Jr., 415.445.6559 Media Contact: Thomas E. Mierzwinski, 415.445.6525

For Release 4:45 p.m. Eastern

BRE PROPERTIES ANNOUNCES RESTATEMENT;

REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS

SAN FRANCISCO (February 8, 2005) – BRE PROPERTIES, INC., (NYSE:BRE) today announced that it has adjusted its accounting policy regarding accruals and the recognition of certain expense items and, as a result, expects to restate its audited financial statements for the fiscal years ended December 31, 2000 through 2003, and its unaudited financial statements for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004. The impact to earnings per share (EPS) and funds from operations (FFO) per fully diluted share ranges from zero to $0.019 for the restated years 2000 through 2003. For the related quarters in 2004, the impact to EPS and FFO per share ranges from $0.005 to $0.037. The impact to the nine-month period ended September 30, 2004 is $0.015 per share. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this release.)

“The restatement does not materially change the company’s historical trends, nor does it adversely affect our business outlook, which remains quite positive,” said Constance Moore, BRE’s president and chief executive officer. “The restatement corrects a method of accounting the company practiced for many years and assures comparisons of future results to past periods can be made on a consistent basis.”

As a result of BRE’s implementation of Section 404 of the Sarbanes-Oxley Act of 2002, the company determined that its long-held practice of recognizing payroll and certain categories of real estate expenses when they were paid instead of incurred is not appropriate. Although the expenses were of similar quality, quantity and timing in each period, they should have been recognized in the period incurred.

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BRE Properties, Inc. • 44 Montgomery Street, 36th Floor, San Francisco, CA 94104 • Fax: 415.445.6505 • breproperties.com

Management determined the internal control deficiency that gave rise to this restatement represents a material weakness, as defined by the PCAOB’s Auditing Standard No. 2. BRE believes it has taken appropriate action to modify its system of internal control, to correct this error and properly remediate the control deficiency.

The company has elected to restate prior periods to adjust for out-of-period items, including expenses recognized in third quarter 2004 relating to the previously disclosed litigation charges associated with the Red Hawk Ranch apartment community. The timing adjustments for expense recognition affect net income, earnings per share, FFO and FFO per fully diluted share for the prior periods.

The estimated net impact of the restatement for the nine months ending September 30, 2004, and the first three quarters of 2004 are as follows:

Nine Months ended September 30, 2004 Restated

	Estimated Restated	Originally Reported	Estimated Increase (Decrease)
[in 000s, except per share data]
Net Income available to common shareholders	$36,296	$37,059	($763)	(2.1%)
Per diluted share	$0.72	$0.73	($0.015)
Funds from Operations	$85,347	$86,110	($763)	(0.9%)
• Per diluted share	$1.65	$1.67	($0.015)

Third Quarter 2004 Restated

	Estimated Restated	Originally Reported	Estimated Increase (Decrease)
[in 000s, except per share data]
Net Income available to common shareholders	$11,480	$10,116	$1,364	13.5%
• Per diluted share	$0.23	$0.20	$0.027
Funds from Operations	$29,484	$28,120	$1,364	4.9%
• Per diluted share	$0.57	$0.54	$0.027

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BRE Properties, Inc. • 44 Montgomery Street, 36th Floor, San Francisco, CA 94104 • Fax: 415.445.6505 • breproperties.com

Second Quarter 2004 Restated

	Estimated Restated	Originally Reported	Estimated Increase (Decrease)
[in 000s, except per share data]
Net Income available to common shareholders	$13,217	$13,479	($262)	(1.9%)
• Per diluted share	$0.26	$0.27	($0.006)
Funds from Operations	$29,004	$29,266	($262)	(0.9%)
• Per diluted share	$0.56	$0.57	($0.005)

First Quarter 2004 Restated

	Estimated Restated	Originally Reported	Estimated Increase (Decrease)
[in 000s, except per share data]
Net Income available to common shareholders	$11,599	$13,464	($1,865)	(13.9%)
• Per diluted share	$0.23	$0.27	($0.037)
Funds from Operations	$26,859	$28,724	($1,865)	(6.5%)
• Per diluted share	$0.52	$0.56	($0.036)

The estimated net impact of the restatement for the years ended December 31, 2003, 2002, 2001 and 2000 is as follows:

Full Year 2003 Restated

	Estimated Restated	Originally Reported	Estimated Increase (Decrease)
[in 000s, except per share data]
Net Income available to common shareholders	$70,175	$70,333	($158)	(0.2%)
• Per diluted share	$1.48	$1.48	($0.003)
Funds from Operations	$103,690	$103,847	($157)	(0.2%)
• Per diluted share	$2.13	$2.14	($0.003)

Full Year 2002 Restated

	Estimated Restated	Originally Reported	Estimated Increase (Decrease)
[in 000s, except per share data]
Net Income available to common shareholders	$87,171	$88,044	($873)	(1.0%)
• Per diluted share	$1.89	$1.91	($0.019)
Funds from Operations	$124,072	$124,945	($873)	(0.7%)
• Per diluted share	$2.60	$2.62	($0.019)

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BRE Properties, Inc. • 44 Montgomery Street, 36th Floor, San Francisco, CA 94104 • Fax: 415.445.6505 • breproperties.com

Full Year 2001 Restated

	Estimated Restated	Originally Reported	Estimated Increase (Decrease)
[in 000s, except per share data]
Net Income available to common shareholders	$78,971	$78,808	$163	0.2%
• Per diluted share	$1.69	$1.69	$0.003
Funds from Operations	$124,529	$124,366	$163	0.1%
• Per diluted share	$2.57	$2.56	$0.003

Full Year 2000 Restated

	Estimated Restated	Originally Reported	Estimated Increase (Decrease)
[in 000s, except per share data]
Net Income available to common shareholders	$36,521	$36,734	($213)	(0.6%)
• Per diluted share	$0.80	$0.81	($0.005)
Funds from Operations	$114,450	$114,663	($213)	(0.2%)
• Per diluted share	$2.37	$2.38	($0.004)

Fourth Quarter and 2004 Operating Results

Funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $23.3 million, or $0.45 per diluted share, for the fourth quarter 2004, and $108.6 million, or $2.10 per diluted share, for the 12-month period. FFO includes Other Expenses related to a one-time charge for the retirement of the company’s former chief executive officer and Red Hawk Ranch litigation costs, totaling $5.0 million, or $0.10 per diluted share for the fourth quarter 2004, and $6.8 million, or $0.13 per diluted share, for the 12-month period.

The FFO results for the fourth quarter and full year 2004 compare with FFO totaling $25.8 million, or $0.50 per share in the fourth quarter 2003, and FFO totaling $103.7 million, or $2.13 per share for 2003. FFO for full year 2003 included litigation related charges of $7.3 million, or $0.15 per share, which were recognized in second quarter 2003.

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BRE Properties, Inc. • 44 Montgomery Street, 36th Floor, San Francisco, CA 94104 • Fax: 415.445.6505 • breproperties.com

Net income available to common shareholders for fourth quarter 2004 totaled $25.1 million, or $0.49 per diluted share, as compared with $11.2 million, or $0.22 per diluted share, for the same period 2003. Net income available to common shareholders for the year 2004 totaled $61.4 million, or $1.21 per diluted share, as compared with $70.2 million, or $1.48 per diluted share, for the year 2003. The fourth quarter and 2004 results include a net gain on sales totaling $19.9 million, or $0.39 per diluted share. The 2003 results included a net gain on sales totaling $23.1 million, or $0.49 per diluted share, which were recognized during the first six months of 2003.

Adjusted EBITDA for the quarter totaled $49.5 million, as compared with $45.6 million in fourth quarter 2003. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this release.) For fourth quarter 2004, revenues totaled $71.3 million, excluding revenues from discontinued operations of $4.0 million. Revenues for fourth quarter 2003 totaled $65.4 million excluding revenues from discontinued operations of $4.1 million.

Adjusted EBITDA for the year 2004 totaled $194.0 million, as compared with $183.3 million for the year 2003. For the year ended December 31, 2004, revenues totaled $280.6 million, as compared with revenues of $256.2 million for the same period 2003, excluding revenues from discontinued operations of $16.6 million and $18.6 million, respectively.

BRE’s year-over-year core comparative earnings and FFO results were influenced by increased net operating income (NOI) generated from acquisitions completed in 2003 and 2004 and properties in the lease-up phase of development. (A reconciliation of net income available to shareholders to NOI is provided at the end of this release.) The growth in overall NOI was offset by increased interest expense, corporate G&A expense and an increase in weighted average shares outstanding following the third quarter 2003 offering of common shares.

Acquisition activities during 2003 and 2004 increased 4Q 2004 NOI by $2.5 million as compared with 4Q 2003. Development and lease-up properties generated $1.2 million in additional NOI during the quarter as compared with fourth quarter 2003 levels. For the year,

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BRE Properties, Inc. • 44 Montgomery Street, 36th Floor, San Francisco, CA 94104 • Fax: 415.445.6505 • breproperties.com acquisition activities increased 2004 NOI by $11.3 million as compared with 2003. Development and lease-up properties generated $5.2 million in additional NOI during 2004 as compared with 2003.

Level of Investment and NOI by Region Quarter Ended December 31, 2004

Region	# Units	Gross Investment	% Investment	% NOI
($ amounts in 000s)
Southern CA	10,536	$1,229,741	47%	47%
Northern CA	5,644	591,537	23%	23%
Mountain/Desert	3,518	327,841	13%	10%
Pacific Northwest	3,572	389,052	15%	12%
Discontinued Operations	928	71,586	2%	5%
Partnership and other income	488	—	—	3%

Total	24,686	$2,609,757	100%	100%

Same-Store Property Results

During fourth quarter 2004, same-store NOI increased 1% as compared with the same period in 2003. Same-store NOI for the year was down 1% from 2003 levels. BRE defines same-store properties as stabilized apartment communities owned by the company for at least five full quarters. Of the 24,686 apartment units owned by BRE, same-store units totaled 19,726 for the quarter and 19,012 for the year.

Consistent with management’s expectations, year-over-year, same-store revenues were flat for the fourth quarter and the year. Same-store physical occupancy levels averaged 94.7% during fourth quarter 2004 as compared with 94.2% during fourth quarter 2003. Average market rent for fourth quarter 2004 increased 2% to $1,122 per unit, from $1,104 per unit in fourth quarter 2003. Annualized resident turnover averaged 64% during 2004 and 65% during 2003. Same-store real estate expenses decreased 1% for the quarter and increased 3% for the year.

On a sequential basis, same-store NOI decreased 2.3% due to a sequential decrease in revenues of 2.4%. During the fourth quarter, average occupancy levels declined 0.6%, due to

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BRE Properties, Inc. • 44 Montgomery Street, 36th Floor, San Francisco, CA 94104 • Fax: 415.445.6505 • breproperties.com seasonal trends. Portfolio-wide, fourth quarter market rent levels increased 0.6% to $1,122 per unit, from $1,114 per unit in third quarter 2004.

Same-Store % Growth Results

Q4 2004 Compared with Q4 2003

		% Change
	% NOI	Revenue	Expenses	NOI	#Units
L.A./Orange County, CA	25%	4.2%	-1.6%	6.8%	4,577
San Diego, CA	24%	1.5%	1.1%	1.7%	3,711
San Francisco, CA	17%	-3.0%	9.6%	-8.5%	3,035
Seattle, WA	13%	-0.7%	-7.0%	3.1%	3,149
Sacramento, CA	10%	-1.3%	-4.0%	0.1%	2,156
Phoenix, AZ	7%	-0.3%	-13.7%	8.7%	1,898
Denver, CO	4%	-5.5%	0.2%	-8.5%	1,200

Total	100%	0.3%	-1.2%	1.0%	19,726

Same-Store % Growth Results

12 Months Ended December 31, 2004 Compared with Same Period 2003

		% Change
	% NOI	Revenue	Expenses	NOI	#Units
L.A./Orange County, CA	22%	3.6%	1.0%	4.8%	3,863
San Diego, CA	24%	1.9%	3.3%	1.3%	3,711
San Francisco, CA	19%	-4.3%	8.1%	-8.7%	3,035
Seattle, WA	14%	0.0%	1.5%	-0.9%	3,149
Sacramento, CA	10%	0.1%	3.8%	-1.6%	2,156
Phoenix, AZ	7%	1.6%	1.7%	1.6%	1,898
Denver, CO	4%	-5.0%	-0.1%	-7.5%	1,200

Total	100%	0.2%	3.1%	-1.1%	19,012

Same-Store Average Occupancy and Turnover Rates

	Physical Occupancy			Turnover Ratio
	Q4 2004	Q3 2004	Q4 2003	2004	2003
L.A./Orange County, CA	95.9%	96.0%	95.6%	60%	54%
San Diego, CA	96.1%	96.0%	94.6%	60%	65%
San Francisco, CA	93.0%	94.0%	92.3%	63%	69%
Seattle, WA	93.2%	94.7%	93.3%	61%	63%
Sacramento, CA	94.6%	96.3%	93.8%	75%	79%
Phoenix, AZ	95.3%	95.8%	95.4%	71%	69%
Denver, CO	92.5%	93.4%	94.0%	78%	74%

Average	94.7%	95.3%	94.2%	64%	65%

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BRE Properties, Inc. • 44 Montgomery Street, 36th Floor, San Francisco, CA 94104 • Fax: 415.445.6505 • breproperties.com

Disposition Activity

During fourth quarter 2004, the company sold three apartment communities, two located in Salt Lake City, Utah and one in Phoenix, Arizona. The results of the property sales were as follows:

Property Dispositions

Quarter Ended December 31, 2004

Property/Locations	Book Basis	Sales Price	Book Gain	Sale Cap Rate	IRR
Pinnacle Stonecreek Phoenix, AZ	$25,091	$34,700	$9,609	4.8%	12.8%
Pinnacle Fort Union Salt Lake City, UT	13,780	16,900	3,120	6.2%	8.0%
Pinnacle Reserve Draper, UT	39,829	47,025	7,196	6.4%	7.7%

Total/Wtg. Average	$78,700	$98,625	$19,925	5.8%	8.7%

At December 31, 2004, the company had three additional properties classified as “held for sale,” with expected sale dates during the first half of 2005.

Acquisition and Development Activity

During fourth quarter 2004, BRE acquired Villa Azure, with 624 units, located in Los Angeles, California, for a purchase price of approximately $137 million.

Also in the quarter, the company acquired Bellaire Place, with 197 units located adjacent to our Evergreen community in Redmond, Washington, for a purchase price of approximately $31 million. Management of Bellaire and Evergreen has been combined, so they are now treated as one community, Evergreen Apartments, with 423 units.

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BRE Properties, Inc. • 44 Montgomery Street, 36th Floor, San Francisco, CA 94104 • Fax: 415.445.6505 • breproperties.com

During 2004, BRE completed three development communities: Fullerton, with 192 units in Fullerton, California; Westridge, with 234 units in Valencia, California; and Talega II, with 110 units in San Clemente, California. Average and end-of-period occupancy for these communities was 91% for the fourth quarter 2004.

BRE currently has five communities with a total of 1,312 units under construction, for a total estimated investment of $277 million, and an estimated balance to complete totaling $168 million. Expected delivery dates for these units range from 4Q 2005 through 2Q 2007. All development communities under construction are located in Southern California.

During fourth quarter 2004, BRE also acquired two parcels of land in the Seattle, Washington metro area. Combined with the parcel of land previously acquired in Emeryville, California, BRE now owns three land parcels representing 739 units of future development, with a total estimated investment of $179 million.

At December 31, 2004, the company had entered into agreements providing options to purchase or lease four parcels of land, and is actively pursuing local development approvals. Two sites are located in Northern California, representing 786 units of future development with an estimated total cost of $193 million. Two sites are located in Southern California, representing 608 units of future development at an estimated cost of $190 million. Anticipated construction start dates range from second half 2005 to first half 2007.

Financial and Other Information

At December 31, 2004, BRE’s combination of debt and equity resulted in a total market capitalization of approximately $3.7 billion, with a debt-to-total market capitalization ratio of 37%. BRE’s outstanding debt of $1.4 billion carried a weighted average interest rate of 5.6% for the year 2004. BRE’s coverage ratio of Adjusted EBITDA to interest expense was 2.8 times for the quarter and 2.9 times for the year. The weighted average maturity for outstanding debt is five years. At December 31, 2004, outstanding borrowings under the company’s unsecured and secured lines of credit totaled $327 million, with a weighted average interest cost of 2.6%.

On December 1, 2004, the company priced an offering of three million shares of 6.75% Series D Cumulative Redeemable Preferred Stock at $25 per share. The offering closed December 9, 2004.

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BRE Properties, Inc. • 44 Montgomery Street, 36th Floor, San Francisco, CA 94104 • Fax: 415.445.6505 • breproperties.com

For fourth quarter 2004, cash dividend payments to common shareholders totaled $24.6 million or $0.4875 per share. For the year ended December 31, 2004, cash dividend payments to common shareholders totaled $98 million, or $1.95 per share.

Other Expenses

During fourth quarter 2004, BRE recognized a one-time charge associated with the retirement of the company’s former CEO, which totaled approximately $4.1 million, or $0.08 per share. The charge comprised approximately $2.1 million in cash payments and $2.0 million in noncash charges related to the fair value of stock options and restricted shares that vested under the terms of the retirement agreement.

Also included in Other Expenses are legal and consulting charges related to the Red Hawk Ranch litigation previously disclosed. As expected, these charges totaled $900,000 during fourth quarter 2004, or $0.02 per share, and $2.7 million for the year 2004, or $0.05 per share.

Earnings Outlook

As of January 7, 2004, 10 research analysts had contributed quarterly FFO estimates on BRE to First Call™, a widely referenced source of consensus earnings. Current analyst estimates of BRE’s per share FFO for fourth quarter 2004 range from $0.40 to $0.42, for a consensus average of $0.41 per share. For the year 2004, 10 analysts have contributed FFO estimates for BRE to First Call ranging from $2.07 to $2.13, for a consensus average of $2.09.

For 2005, 14 analysts have contributed FFO estimates for BRE ranging from $2.18 to $2.35, for a consensus average of $2.23. BRE believes FFO per share results for 2005 will be affected by regional and national economic conditions, which may not generate material job growth during the year. Operating results in 2005 also will be affected by: 1) the level and timing of property acquisitions and dispositions; 2) the delivery of apartment communities currently under construction; 3) expense associated with current litigation proceedings; 4) costs associated with the adoption of legislative and regulatory mandates; and 5) the level, timing and costs associated with external capital formation.

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BRE Properties, Inc. • 44 Montgomery Street, 36th Floor, San Francisco, CA 94104 • Fax: 415.445.6505 • breproperties.com

Consistent with the BRE’s initial 2005 earnings guidance provided December 20, 2004, the company expects FFO for year 2005 to range from $2.17 to $2.27 per share, which includes litigation costs classified as Other Expenses that are estimated to range from $0.05 to $0.07. BRE expects EPS estimates for 2005 to range from $1.13 to $1.26 per share. EPS estimates may be subject to fluctuation as a result of several factors, including changes in the recognition of depreciation expense and any gains or losses associated with disposition activity.

BRE expects FFO per share for the first quarter 2005 to range from $0.46 to $0.49, which includes litigation costs to be classified as Other Expenses that are estimated to range from $0.01 to $0.02 per share. BRE expects first quarter 2005 EPS to range from $0.13 to $0.16. The projected ranges for the first quarter reflect the near-term dilution associated with the sale of preferred stock and sequentially higher corporate G&A expense.

FFO and EPS estimates may be subject to fluctuation as a result of several factors, including any change to underlying operating fundamentals, the timing associated with acquisition and disposition activity, the incurrence of any unusual or nonrecurring charges, and any gains or losses associated with disposition activity.

Q4 and Year 2004 Analyst Conference Call

The company will hold a conference call on Wednesday, February 9, 2005 at 8:30 a.m. PST /11:30 a.m. EST to review these results. The dial-in number to participate in the U.S and Canada is 888.290.1473; the international number is 706.679.8398. Mention Conference ID# 2964399. A telephone replay of the call will be available February 9-23, 2005 at 800.642.1687, 706.645.9291 international, using the same conference ID#. A link to the live conference call webcast will be available in the Investors section, on the Corporate Profile page, at breproperties.com. An online playback of the webcast will be available for 30 days following the call.

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BRE Properties, Inc. • 44 Montgomery Street, 36th Floor, San Francisco, CA 94104 • Fax: 415.445.6505 • breproperties.com

About BRE Properties

BRE Properties—a real estate investment trust—develops, acquires and manages apartment communities convenient to its Residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 85 apartment communities totaling 24,198 units in California, Arizona, Washington, Utah and Colorado. The company currently has eight other properties in various stages of development and construction, totaling 2,051 units, and joint venture interests in two additional apartment communities, totaling 488 units.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding company and property performance, and is based on the company’s current expectations and judgment. Actual results could vary materially depending on risks and uncertainties inherent to general and local real estate conditions, competitive factors specific to markets in which BRE operates, legislative or other regulatory decisions, future interest rate levels or capital markets conditions. The company assumes no liability to update this information. For more details, please refer to the company’s SEC filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.

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BRE Properties, Inc. • 44 Montgomery Street, 36th Floor, San Francisco, CA 94104 • Fax: 415.445.6505 • breproperties.com